Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE:	September 29, 2017
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.334.7979
Fax: 614.334.7980

CENTRAL FEDERAL CORPORATION ANNOUNCES

MANDATORY CONVERSION OF SERIES B PREFERRED STOCK

Worthington, Ohio – September 29, 2017 – Central Federal Corporation (NASDAQ: CFBK) (the “Company”) today announced the exercise of the Company’s right to convert all outstanding shares of its 6.25% Non-Cumulative Convertible Perpetual Preferred Stock, Series B (“Series B Preferred Stock”) into shares of common stock, $0.01 per share, of the Company (“Common Stock”).  On September 28, 2017, the closing sale price of the Company’s Common Stock was $2.56, which marked the 20th trading day in the previous 30 consecutive trading days that the Common Stock closed above $2.3625 (which is equal to 135% of the conversion price of $1.75 currently in effect), triggering the right of the Company to mandatorily convert all shares of Series B Preferred Stock into shares of Common Stock in accordance with the provisions of the Certificate of Designations of the Series B Preferred Stock.  The effective date of the conversion will be October 6, 2017 (the “Conversion Date”).

On the Conversion Date, holders of Series B Preferred Stock will be entitled to receive approximately 14.2857 shares of Common Stock for each share of Series B Preferred Stock (calculated based on the liquidation preference of $25.00 per share of Series B Preferred Stock divided by the conversion price of $1.75 per share of Common Stock).  There are currently 480,000 shares of Series B Preferred Stock issued and outstanding.  As a result, a total of approximately 6,857,143 shares of Common Stock will be issued upon conversion of the Series B Preferred Stock.  No fractional shares of Common Stock will be issued upon conversion of the Series B Preferred Stock and, instead, cash will be paid in lieu of any fractional shares of Common Stock based on the closing price of the Common Stock on October 5, 2017.

The Company will pay its last dividend on the Series B Preferred Stock in the amount of $0.3906 per share of Series B Preferred Stock for the quarter ended September 30, 2017, which dividend is payable on October 15, 2017 to holders of record of shares of Series B Preferred Stock as of September 30, 2017.  No dividend will be declared or paid on the Series B Preferred Stock for the interim period between October 1, 2017 and the Conversion Date.

From and after the Conversion Date, no shares of Series B Preferred Stock will be issued or outstanding and all rights of the holders of the Series B Preferred Stock will terminate, except for the right to receive the number of whole shares of Common Stock issuable upon conversion of the Series B Preferred Stock and cash in lieu of any fractional shares of Common Stock, as described above.  The conversion of the Series B Preferred Stock, however, will have no effect on any of the Warrants that were issued in the Company’s 2014 private placement of Series B Preferred Stock and Warrants.  Those Warrants will remain outstanding following the Conversion Date in accordance with their terms.

About Central Federal Corporation and CFBank

Central Federal Corporation is a financial holding company that owns 100% of the stock of CFBank, National Association (CFBank), which was formed in Ohio in 1892 and converted from a federal savings association to a national bank on December 1, 2016. CFBank has a presence in four major metro Ohio markets – Columbus, Cleveland, Cincinnati and Akron markets – as well as its two locations in Columbiana County, Ohio.  CFBank provides personalized Business Banking products and services including commercial loans and leases, commercial and residential real estate loans and treasury management depository services.  As a full service commercial bank, our business, along with our products and services, is focused on serving the banking and financial needs of closely held businesses.  Our business model emphasizes personalized service, customer access to decision makers, quick execution, and the convenience of online internet banking, mobile banking, remote deposit and corporate treasury management.  In addition, CFBank provides residential lending and full service retail banking services and products.

Additional information about the Company and CFBank is available at www.CFBankOnline.com